Exhibit 5.2

August 29, 2025

PDS Biotechnology Corporation
303A College Road East
Princeton, NJ 08540

RE:	PDS Biotechnology Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to PDS Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.00033 per share, having an aggregate offering price of up to $20.0 million (the “Placement Shares”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 29, 2025, (the “Registration Statement”), the related base prospectus (the “Base Prospectus”), and the accompanying prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Securities Act, and the Amended and Restated At Market Issuance Sales Agreement, dated August 13, 2024, among the Company and B. Riley Securities, Inc. and H.C. Wainwright & Co., LLC, as agents and principals (the “Sales Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Eighth Amended and Restated Certificate of Incorporation, as amended and the Third Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Delaware General Corporation Law. It is further understood that this opinion is to be used only in connection with the offer and sale of Placement Shares while the Registration Statement is effective under the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)